Exhibit 10.1

W. R. Grace & Co.	T 410.531.4574
7500 Grace Drive	F 410.531.4414
Columbia, MD 21044	Fred.Festa@grace.com
www.grace.com

Fred Festa

Chairman, President and Chief Executive Officer

Personal and Confidential

Congratulations!  The Grace Board of Directors has approved the Annual Incentive Compensation Program (AICP) for the 20[    ] calendar year, and you will be eligible to participate at a target of       % of your annual base salary.

We have aligned the AICP performance metrics with our Annual Operating Plan (AOP) targets for Adjusted EBIT and Adjusted Operating Cash Flow. This means that the overall AICP incentive pool will be derived from our achievement regarding these targets: 50% of the AICP incentive pool will be established based on our performance with respect to our Adjusted EBIT target and 50% with respect to our Adjusted Operating Cash Flow target.  The table below describes the funding levels of the AICP incentive pool based on the achievement of those targets.

Actual Grace Performance as a Percentage of Relevant Target (%)	Percentage of 50% of Aggregate Target Award Amounts Funded in Partial Pool* (%)
less than 80	-0-
80	25
100	100
135 or above	200

*  Actual amounts funded to the AICP incentive pool will be separately prorated on a straight line basis regarding performance between 80% and 100%, and between 100% and 135%, of the Relevant Target.

In addition to our performance in respect of the AOP targets described above, your individual payout will also be based on your individual performance and your operating segment’s  performance.  After considering these factors, your actual payout could range from 0 - 2 times your target.

Also note that the Compensation Committee of the Grace Board has the discretion to adjust the performance objectives or establish or increase the size of the AICP incentive pool even if performance objectives are not achieved.  Grace reserves the right to change, modify, or terminate this, and its other, compensation (and benefits) programs at any time.  In addition, you should remember that, in order to receive any AICP payment, you must be actively employed by Grace at the time that these amounts are actually paid.  Finally, please keep this matter confidential.

Your contribution, hard work and leadership in living the GRACE Vision and Values are vital to the overall success of the company.

Thank you for continuing to help build a better and safer Grace.

Alfred E. Festa
Chairman, President and CEO